SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                   FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number     0-25176
                                                ---------------

                              MedCath Incorporated
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       7621 Little Avenue, Suite 106, Charlotte, NC 28226, (704) 541-3228
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ X ]       Rule 12b-3(b)(1)(ii)   [    ]
    Rule 12g-4(a)(1)(ii)    [   ]       Rule 12h-3(b)(2)(i)    [    ]
    Rule 12g-4(1)(2)(i)     [   ]       Rule 12h-3(b)(2)(ii)   [    ]
    Rule 12g-4(a)(2)(ii)    [   ]       Rule 15d-6             [    ]
    Rule 12h-3(b)(1)(i)     [ X ]

Approximate number of holders of record as of the certification or
notice date:            1
            -----------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934, MedCath Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date: July 31, 1998                 By:   /s/   Richard J. Post
           ---------------                   -------------------------------
                                          Richard J. Post
                                          Chief Financial Officer, Secretary
                                          and Treasurer